December 16, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549
U.S.A.

Dear Sirs/Madams,

We have read Item 4.01 of Brek Energy Corporation’s Form 8-K dated November 30, 2004 as filed with Securities and Exchange Commission on December 14, 2004 and we agree with the statements made therein insofar as they relate to Deloitte Touche Tohmatsu.

Yours truly,

/s/ Deloitte Touche Tohmatsu